Exhibit 10.1

PHI, INC.

Amended Key Employee Incentive Plan

Overview

PHI, Inc. and certain of its affiliated entities (collectively, the “Company”) has implemented an Amended Key Employee Incentive Plan (the “KEIP”) for certain critical executive employees. The implementation of the KEIP is subject to a final order entered by the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) in the Company’s pending bankruptcy cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The KEIP will be in lieu of all existing 2019 bonus and severance programs for employees under the KEIP. In the event that the Bankruptcy Court does not enter a final order approving the KEIP, nothing herein shall prohibit any KEIP Participant (as defined below) from receiving payments under any pre-existing bonus or severance programs, subject to the relevant provisions of the Bankruptcy Code regarding allowance and priority. Any final determination of payments owing under the KEIP shall be made by the Compensation Committee of the Board of Directors, with the Bankruptcy Court maintaining jurisdiction in the event there is a dispute regarding the terms of the KEIP, either before, upon, or after any payment under the KEIP. The following employees will be eligible to receive payments under the KEIP:

•	Lance Bospflug (President and Chief Operating Officer)

•	Trudy McConnaughhay (Chief Financial Officer, Treasurer and Secretary)

•	James Hinch (Chief Administrative Officer)

•	Marcos Vivas (Corporate Controller)

•	Dave Stepanek (President, Domestic Oil & Gas)

•	David Motzkin (President, PHI Air Medical)

•	Keith Mullett (President, International Oil & Gas)[1]

All employees referenced herein shall be considered “KEIP Participants.” For a KEIP Participant to receive any payments set forth in the KEIP, he or she must be an employee of the Company as of the consummation of the respective transactions set forth herein. In addition, he or she must execute (without revocation within any statutorily-authorized revocation period) a general release of known and unknown claims in favor of the Company and its affiliated persons and entities in a form satisfactory to the Company, including that a “Change in Control” as defined in the Change in Control Plan, adopted by the Company on September 20, 2018, has occurred. Notwithstanding anything to the contrary herein, if the KEIP Participant is terminated without cause within sixty (60) days prior to the date that any payment is due under the KEIP, the KEIP Participant shall be entitled to receive any payment that would have become due under the KEIP had the KEIP Participant been employed through such sixty (60) day period. For the purposes of the foregoing sentence, “cause” shall be defined as the occurrence of: (A) gross neglect, gross malfeasance or gross insubordination in performing the KEIP Participant’s duties; (B) the KEIP Participant’s conviction of a felony, excluding convictions associated with traffic

[1]	Mr. Mullett is employed by HNZ New Zealand Limited and, accordingly, any amounts payable hereunder will be paid by HNZ New Zealand Limited.

violations; (C) an egregious act of dishonesty (including, without limitation, theft or embezzlement) or a malicious action by the KEIP Participant toward the Company’s customers or employees that is materially detrimental to the business or reputation of the Company; or (D) intentional reckless conduct that is materially detrimental to the business or reputation of the Company (provided that any occurrence of cause shall be deemed to constitute cause only after a good faith finding by the board of directors of the Company, or a duly constituted committee thereof, and the failure to remedy such cause to the board’s or the committee’s reasonable satisfaction within 30 days after delivery of written notice to the KEIP Participant of such finding).

Payments under the KEIP are to be paid in all cash; provided, however, that solely at each KEIP Participant’s option and discretion, upon written notice to be provided no later than two weeks prior to the proposed effective date of the Debtors’ plan of reorganization, a portion of the KEIP payment may be converted from cash to new equity in the Reorganized Debtors at plan value, consistent with past practices.

In the event that a KEIP Participant is no longer employed by the Company on the date that a payment is due under the KEIP, the amount attributable to that KEIP Participant shall, at the discretion of the Compensation Committee of the Board of Directors, either be distributed to other key employees or retained by the Company.

KEIP Thresholds

A.	Restructuring Transaction

Upon the occurrence of a Restructuring Transaction that is consummated no later than twelve (12) months following the effective date of the KEIP, the KEIP Participants shall be entitled to receive the below amounts (the “Restructuring Transaction Fee”), as more fully described on Schedule 1 hereto. The amount of the Restructuring Transaction Fee earned and payable to the KEIP Participants shall be based upon the KEIP Participant’s annual base salary, the applicable multiplier below, and the Financial Performance Metric (as defined below). If the Company fails to achieve the “Below Threshold” Financial Performance Metric (as defined below), no Restructuring Transaction Fee shall be earned or paid to any of the KEIP Participants. Below are the Restructuring Transaction Fee payments expressed as a percentage of annual base salary, at the “Target” under the Financial Performance Metric.

•	Lance Bospflug - 300%

•	Trudy McConnaughhay - 150%

•	James Hinch - 150%

•	Dave Stepanek - 150%

•	David Motzkin - 150%

•	Keith Mullett - 150%

•	Marcos Vivas - 150%

For the purposes of the preceding paragraph, a Restructuring Transaction means any transaction or series of transactions that constitute a recapitalization of all or substantially all of the Company’s debt securities and/or other indebtedness, obligations or liabilities, including accrued and/or accreted interest thereon, which such recapitalization or restructuring is effected pursuant to an exchange transaction, tender offer, a plan of reorganization or liquidation under the Bankruptcy Code, a solicitation of consents, waivers, acceptances or authorizations, any change of control transaction, any refinancing, exchange, conversion to equity, cancellation, forgiveness, retirement, and/or a modification or amendment to the terms, conditions, or covenants (including, without limitation, the principal balance, accrued or accreted interest, payment term, other debt service requirement and/or financial or operating covenant) of any agreements or instruments governing any of the equity and/or debt securities and/or other indebtedness or any combination of the foregoing transactions.

The Restructuring Transaction Fees shall be earned based upon the Company’s actual Net Operating Cash Flow (the “Financial Performance Metric”), as compared to the projected Net Operating Cash Flow forecast pursuant to the March 22, 2019 weekly cash flow forecast provided to Delaware Trust and Blue Torch LP during the Bankruptcy Cases (as such forecast is subsequently modified or amended, the “Budget”), for the period measured from the Petition Date until the consummation of the Restructuring Transaction, and then again for the period measured from the Petition Date until December 31, 2019.

“Net Operating Cash Flow” is calculated as total receipts less total operating disbursements. For purposes of calculating the foregoing, amounts attributable to restructuring-related professional fees shall not be included in the calculation of Net Operating Cash Flow. In calculating Net Operating Cash Flow, any discounts on accounts receivables must be consistent with the Company’s ordinary course early-payment discount practice, and any accounts payables will be paid consistent with contractual terms (or, if no contractual terms exist, consistent with past practices). Further, any proceeds received from sales of assets either in the United States or abroad shall be included in calculating Net Operating Cash Flow as long as such sales are for reasonable market value.

The performance level (“Below Threshold, “Threshold,” “Target,” and “Stretch”) achieved for the Financial Performance Metric dictates the amount of any Restructuring Transaction Fee awards to be paid to the KEIP Participants. If the Company fails to achieve the “Below Threshold” Financial Performance Metric, no Transaction Fee will be earned or paid to any of the KEIP Participants. The Financial Performance Metric is as follows:

	Below Threshold	Threshold	Target	Stretch
Net Operating Cash Flow	75% of Net Operating Cash Flow based on Budget	85% of Net Operating Cash Flow based on Budget	100% of Net Operating Cash Flow based on Budget	≥115% of Net Operating Cash Flow based on Budget
Financial Opportunity	50% of Target Bonus	75% of Target Bonus	100% of Target Bonus	125% of Target Bonus

Performance between levels will be interpolated in a linear fashion. For example, for achievement of 80% of Net Operating Cash Flow, the Restructuring Transaction Fee would be 62.5% of “Target” bonus; 92.5% of Net Operating Cash Flow, the Restructuring Transaction Fee

would be 87.5% of “Target” bonus; and for achievement of 105% of Net Operating Cash Flow, the Restructuring Transaction Fee would be 108.33% of “Target” bonus. In addition, to the extent that the Company obtains proceeds in connection with the release of any letters of credit or bank guarantees including, without limitation, the receivable owing from Saudi Red Crescent (the “Bank Receivables”), two percent (2%) of net proceeds of such Bank Receivables shall be included for purposes of calculating Net Operating Cash Flow, but such inclusion shall be limited toward achievement of the next performance level. By way of example, (a) in the event that the Company achieves Net Operating Cash Flow of greater than 75% of Budget and less than 85% of Budget, any such proceeds of Bank Receivables may be included in the calculation of Net Operating Cash Flow to achieve up to the “Threshold” bonus (plus any safety bonus, if earned); (b) in the event that the Company achieves Net Operating Cash Flow of greater than 85% of Budget and less than 100% of Budget, any such proceeds of Bank Receivables may be included in the calculation of Net Operating Cash Flow to achieve up to the “Target” bonus (plus any safety bonus, if earned); and (c) in the event that the Company achieves Net Operating Cash Flow of greater than 100% of Budget and less than 115% of Budget, any such proceeds of Bank Receivables may be included in the calculation of Net Operating Cash Flow to achieve up to the “Stretch” bonus (plus any safety bonus, if earned). To clarify, no proceeds of Bank Receivables shall be included in calculating Net Operating Cash Flow if Net Operating Cash flow is less than 75% of Net Operating Cash Flow based on Budget.

Upon the consummation of a Restructuring Transaction, the maximum aggregate (i.e., for all Debtor KEIP Participants) payout in cash, if earned, will be equal to the sum of: (i) Threshold bonus, equal to $3,182,567), (ii) 50% of the incremental difference between the Threshold bonus and the Target bonus, equal to $530,428, and (iii) 20% Safety Bonus Payment (as defined below), on a pro-rated basis based on timing from January 1, 2019 through consummation of the Restructuring Transaction.

On December 31, 2019, the Company’s overall performance will again be measured based on the KEIP metrics as outlined herein, with the Company to pay the incremental difference up to the maximum amount contemplated by the KEIP to each KEIP Participant in cash at the time payments are made consistent with past practices under the Company’s 2019 annual incentive plan (the “Annual Incentive Plan”)).

Subject to the following paragraph, all cash payments made upon the consummation of a Restructuring Transaction shall be accrued, earned, payable and not subject to clawback:

If any KEIP Participant is no longer employed by the Company (or the reorganized Company) on the later of (i) when the Company pays amounts due at the time the Annual Incentive Plan payments are made consistent with past practices, or (ii) April 1, 2020, there is a full clawback from such KEIP Participant of (A) 50% of the incremental difference between the Threshold bonus and the Target bonus, in an aggregate amount for all KEIP Participants not greater than $530,428, to the extent actually paid; and (B) the pro-rated Safety Bonus Payment (as defined below), to the extent actually paid; provided, however, that if the KEIP Participant is terminated without cause or otherwise “constructively terminated” (as defined below), there is no clawback.

“Constructive Termination” shall mean if the Company terminates the employment relationship because (A) the Company requires the employee to relocate more than 50 miles from employee’s current work location; (B) there was a material diminution in the nature or scope of the employee’s responsibilities, duties, authority, and position, taken as a whole, without taking into account the occasional necessity of employee to complete tasks outside the customary scope of employee’s primary responsibilities and duties, provided, however, that the consummation of a Restructuring Transaction shall not be deemed to result in a material diminution as set forth in this subsection (B); or (C) there was a material decrease in the employee’s annual compensation to which the employee does not consent; provided, however, that the employee acknowledges and agrees that the circumstances described shall not constitute Constructive Termination unless the employee first provides the Company with written notice of the perceived Constructive Termination within ten (10) business days of the occurrence of any such event, the Company fails to cure the perceived issue within five (5) business days of receiving such notice from the Company, and the employee resigns within thirty (30) days of the Company’s failure to cure the perceived issue.

B.	Sale Transaction

Upon the consummation of a Sale Transaction (as defined below) involving the Company’s Oil & Gas division (the “Oil & Gas Division”) and Air Medical division (the “Air Medical Division” and together the Oil & Gas Division, the “Divisions”), the KEIP Participants shall be entitled to receive an amount (the “Sale Transaction Fee”) based upon the Total Consideration (as defined below) received in connection with such sale(s). Upon the consummation of a Sale Transaction of the Divisions of (i) at least $500 million and less than $600 million, the KEIP Participants shall be entitled to receive, in the aggregate, 0.75% of the Total Consideration received from the sale of the Divisions; plus (ii) to the extent Total Consideration received is at least $600 million and less than $650 million, the KEIP Participants shall be entitled to receive an additional 1.0% of the incremental Total Consideration in excess of $600 million; plus (iii) to the extent Total Consideration received is at least $650 million and less than $700 million, the KEIP Participants shall be entitled to receive an additional 1.25% of the incremental Total Consideration in excess of $650 million; plus to the extent Total Consideration received is in excess of $700 million, the KEIP Participants shall be entitled to receive an additional 1.5% of incremental Total Consideration in excess of $700 million. Upon the consummation of a Sale Transaction of less than $500 million, the KEIP Participants shall not receive a Sale Transaction Fee. In the event that multiple transactions occur relating to the sale of the Divisions, the KEIP Participants shall be paid the applicable Sale Transaction Fee upon the consummation of each such transaction. In the event of the sale of any division, but such sale provides Total Consideration less than $500 million, the Financial Performance Metric shall be adjusted on a pro forma basis, for measurement purposes, effective at the time of the divestiture, and all KEIP Participants (including those that are terminated as a result of the sale), shall be eligible to receive a Restructuring Transaction Fee based upon the adjusted budget and other metrics relating to a Restructuring Transaction described above). The Sale Transaction Fee for the consummation of a Sale Transaction shall be distributed within five (5) business days following the consummation of the Sale Transaction.

•	Lance Bospflug - 40%

•	Dave Stepanek - 12%

•	David Motzkin - 12%

•	Trudy McConnaughhay - 10%

•	James Hinch - 10%

•	Keith Mullett - 8%

•	Marcos Vivas - 8%

For the purposes of the preceding paragraphs, Total Consideration means,

(A) in the case of the sale, exchange or purchase of the Company’s equity securities, the total consideration paid for such securities (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness for borrowed money (including, without limitation, any capital lease obligations) which remains outstanding as of the consummation of such sale, exchange or purchase, and

(B) in the case of a sale, disposition or licensing by the Company of assets, the total gross consideration, in cash or in credit bid pursuant to section 363(k) of the Bankruptcy Code, paid for such assets plus assumed or reinstated liabilities.

For the purposes of the preceding paragraphs, a Sale Transaction means any transaction or series of related transactions that that close prior to December 31, 2019 and constitute the disposition to one or more third parties (including, without limitation, any person, group of persons, partnership, corporation or other entity, and also including, among others, any of the existing owners or shareholders, employees, or creditors of the Company and/or the affiliates of each) in one or a series of related transactions of (a) substantially all equity interests held and/or (b) all or substantially all of the assets or operations the Company or any joint venture or partnership or other entity formed by it, in either case, including, without limitation, through a sale or exchange of capital stock, options or assets with or without a purchase option, a merger, consolidation or other business combination, an exchange or tender offer, or any similar transaction, including, without limitation, any sale transaction under sections 363, 1129 or any other provision of the Bankruptcy Code.

The KEIP Participants may be entitled to receive payment under the KEIP for multiple Sale Transactions; provided, however, that in the event that a Sale Transaction occurs in conjunction with a Restructuring Transaction, the KEIP Participant shall only be entitled to receive one payment equal to the greater of the KEIP payment attributable to such Sale Transaction (the “Sale Transaction Fee”) or the Restructuring Transaction Fee for the entire transaction. For the avoidance of doubt, a Sale Transaction that occurs following the effective date of a chapter 11 plan shall not give rise to any payments under the KEIP, unless such Sale Transaction would result in payments greater than amounts payable under the KEIP as calculated through the date of the Sale Transaction. In such circumstance, KEIP Participants shall be entitled to the greater of the KEIP payment attributable to such Sale Transaction or the previously paid Restructuring Transaction Fee.

C.	Safety Component

Upon the occurrence of either a Restructuring Transaction or Sale Transaction, an additional increase or reduction shall be applied to the Restructuring Transaction Fee or Sale Transaction Fee based upon the number of “Aircraft Accidents” pursuant to 49 CFR §830.2, attributable to the Company (the “Safety Component”). The Safety Component shall be determined based on whether, in their business judgment, the board of directors of the Company concludes that the “Aircraft Accident” was in the control of the Company or its employees (a “Flight Accident”). Any objections to such determination shall be presented to and resolved by the Bankruptcy Court. An additional amount of 20% of the Restructuring Transaction Fee or Sale Transaction Fee (the “Safety Bonus Payment”) shall be considered an enhancement payment earned upon the consummation of the Restructuring Transaction or Sale Transaction with the Company having zero Flight Accidents, as measured from the time of implementation of the KEIP until consummation of the Restructuring Transaction or Sale Transaction. In the event that the number of Flight Accidents is 1, no Safety Bonus Payment shall be payable. In the event that the number of Flight Accidents is greater than 1, the Restructuring Transaction Fee or Sale Transaction Fee (as applicable) shall be decreased by 20%.

SCHEDULE 1

$USD			Key Employee Incentive Plan (KEIP)(1)(2)
			Below Threshold(3)			Threshold(4)			Target(5)			Stretch(6)
KEIP Participant	Title	Target	Threshold	Safety(7)	Total	Threshold	Safety(7)	Total	Target	Safety(7)	Total	Stretch	Safety(7)	Total
Lance Bospflug	President and COO	300%	$975,000	$195,000	$1,170,000	$1,462,500	$292,500	$1,755,000	$1,950,000	$390,000	$2,340,000	$2,437,500	$487,500	$2,925,000
Trudy McConnaughhay	CFO, Treasurer, Secretary	150%	231,711	46,342	278,053	347,567	69,513	417,080	463,422	92,684	556,106	579,278	115,856	695,133
James Hinch	Chief Administrative Officer	150%	225,000	45,000	270,000	337,500	67,500	405,000	450,000	90,000	540,000	562,500	112,500	675,000
Marcos Vivas	Corporate Controller	150%	187,500	37,500	225,000	281,250	56,250	337,500	375,000	75,000	450,000	468,750	93,750	562,500
Dave Stepanek	President Domestic Oil & Gas	150%	240,000	48,000	288,000	360,000	72,000	432,000	480,000	96,000	576,000	600,000	120,000	720,000
*Keith Mullett	President International Oil & Gas	150%	206,250	41,250	247,500	309,375	61,875	371,250	412,500	82,500	495,000	515,625	103,125	618,750
David Motzkin	President PHI Air Medical	150%	262,500	52,500	315,000	393,750	78,750	472,500	525,000	105,000	630,000	656,250	131,250	787,500

	Total		$2,327,961	$465,592	$2,793,553	$3,491,942	$698,388	$4,190,330	$4,655,922	$931,184	$5,587,106	$5,819,903	$1,163,981	$6,983,883

*Less: Keith Mullett (Non-Debtor)		150%	$206,250	$41,250	$247,500	$309,375	$61,875	$371,250	$412,500	$82,500	$495,000	$515,625	$103,125	$618,750

	*Total - Debtors Only		$2,121,711	$424,342	$2,546,053	$3,182,567	$636,513	$3,819,080	$4,243,422	$848,684	$5,092,106	$5,304,278	$1,060,856	$6,365,133

If a Sale Transaction(8) is consummated no later than 12 months following KEIP effective date, each KEIP Participant shall be entitled to receive a Sale Transaction Fee(9), as calculated below.

Sale Transaction Amount	Aggregate Sale Transaction Fee(9) for KEIP Participants	KEIP Participant	% of Aggregate	Illustrative Sale Transaction Amount
				$450,000,000	$500,000,000	$550,000,000	$600,000,000	$650,000,000	$700,000,000	$750,000,000
<$500M	No Sale Transaction Fee	Lance Bospflug	40%	$—	$1,500,000	$1,650,000	$1,800,000	$2,000,000	$2,250,000	$2,550,000
$500M - $600M	0.75% of Total Consideration(8)	Trudy McConnaughhay	10%	—	375,000	412,500	450,000	500,000	562,500	637,500
$600M - $650M	1.0% of incremental Total Consideration(8) in excess of $600M	James Hinch	10%	—	375,000	412,500	450,000	500,000	562,500	637,500
$650M - $700M	1.25% of incremental Total Consideration(8) in excess of $650M	Marcos Vivas	8%	—	300,000	330,000	360,000	400,000	450,000	510,000
>$700M	1.5% of incremental Total Consideration(8) in excess of $700M	Dave Stepanek	12%	—	450,000	495,000	540,000	600,000	675,000	765,000
		*Keith Mullett	8%	—	300,000	330,000	360,000	400,000	450,000	510,000
		David Motzkin	12%	—	450,000	495,000	540,000	600,000	675,000	765,000

		Total Sale Transaction Fee(9)		$—	$3,750,000	$4,125,000	$4,500,000	$5,000,000	$5,625,000	$6,375,000

		*Total - Debtors Only (Exclude Keith Mullett)		$—	$3,450,000	$3,795,000	$4,140,000	$4,600,000	$5,175,000	$5,865,000

Notes:

(1)	Receipt of KEIP Payment requires waiver of 2019 bonus and severance plan (including CoC plan)
(2)	Must emerge within 12 months of filing Chapter 11 for any payments to be paid under KEIP
(3)	Below Threshold Payment = 50% of Target Payment (75% of Net Operating Cash Flow based on budget)
(4)	Threshold Payment = 75% of Target Payment (85% of Net Operating Cash Flow based on budget)
(5)	Target Payment = 100% of Target Payment (100% of Net Operating Cash Flow based on budget)
(6)	Stretch Payment = 125% of Target Payment (115% of Net Operating Cash Flow based on budget)
(7)	Safety = +20% for zero flight accidents / 0% for one flight accident / -20% for more than one flight accident
(8)	As defined in the Debtors’ Motion for Order Approving Key Employee Incentive Plan and Authorizing Payments Thereunder
(9)	Sale Transaction Fee is subject to adjustment based upon safety metric.